Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hooper Holmes, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-57769) on Form S-3 and (Nos. 333-176309, 333-159473, 333-150278, 333-147358, 333-72422 and 333-57771) on Form S-8 of Hooper Holmes, Inc. of our report dated March 9, 2012, with respect to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related consolidated financial statement schedule, which report appears in the December 31, 2011 annual report on Form 10-K of Hooper Holmes, Inc.

 /s/ KPMG LLP

Short Hills, New Jersey
March 9, 2011